Exhibit 4.2

NEITHER THIS AMENDED AND RESTATED WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THIS AMENDED AND RESTATED WARRANT MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE SECURITIES ACT.

LM FUNDING AMERICA, INC.

AMENDED AND RESTATED WARRANT TO PURCHASE COMMON SHARES

Warrant No. 2018-1	Effective Date: July 23, 2018 Original Issue Date: April 2, 2018

LM Funding America, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, Esousa Holdings LLC, a New York limited liability company, or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of 400,000 shares of common stock, $0.001 par value (“Common Stock”), of the Company (each such share, a “Warrant Shares” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $0.6605 (as adjusted from time to time as provided in Section 9 herein, the “Exercise Price”), at any time and from time to time on any date that is after the six-month anniversary of the Original Issue Date set forth above (the “Trigger Date”) and through and including 5:30 P.M., prevailing New York time, on April 2, 2023 (the “Expiration Date”), and subject to the following terms and conditions:

This Amended and Restated Warrant to Purchase Common Shares (this “Warrant”) amends, restates and replaces that certain Warrant to Purhase Common Shares, dated April 2, 2018, issued to the Holder, as amended from time to time, and is one warrant, or one of a series of similar warrants, issued pursuant to that certain Securities Purchase Agreement, dated as of even date hereof, by and among the Company and the Purchaser(s) identified therein (the “Purchase Agreement”). All such warrants are referred to herein, collectively, as the “Warrants.”

1. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

2.Registration of Warrants.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record

Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder) from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. Subject to the restrictions on transfer set forth in Sections 2(g) and 5(c) of the Purchase Agreement and compliance with all applicable securities laws, the Company shall register the transfer of all or any portion of this Warrant in the Warrant Register, upon (i) surrender of this Warrant, with the Form of Assignment attached as Schedule 2 hereto duly completed and signed, to the Company’s transfer agent or to the Company at its address specified herein and (ii) if the Registration Statement is not effective, (x) delivery, at the request of the Company, of documentation reasonably satisfactory to the Company to the effect that the transfer of such portion of this Warrant may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws and (y) delivery by the transferee of a written statement to the Company certifying that the transferee is an “accredited investor” as defined in Rule 501(a) under the Securities Act and making the representations and certifications set forth in Section 2(b), (c), (d) and (g) of the Purchase Agreement, to the Company at its address specified in the Purchase Agreement. Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a Holder of a Warrant.

4. Exercise and Duration of Warrants.

(a) Subject to Section 11 hereof, all or any part of this Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the Trigger Date and through and including 5:30 P.M. prevailing New York time on the Expiration Date. At 5:30 P.M., prevailing New York time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer outstanding;

(b)The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price in immediately available funds for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice pursuant to Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5. Delivery of Warrant Shares. Upon exercise of this Warrant, the Company shall promptly (but in no event later than two Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (provided that, if the Holder directs the Company to deliver a certificate for the Warrant Shares in a name other than that of the Holder or an Affiliate of the Holder, it shall deliver to the Company on the Exercise Date an opinion of counsel reasonably satisfactory to the Company to the effect that the issuance of such Warrant Shares in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws), a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends, unless a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling shareholder thereunder is not then effective or the Warrant Shares are not freely transferable pursuant to Rule 144 under the Securities Act pursuant to transactions in which paragraph (c)(1) of such rule do not apply. The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date.  If the Warrant Shares are to be issued free of all restrictive legends, the Company shall, upon the written request of the Holder, use its best efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through The Depository Trust Company or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through such a clearing corporation.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved shares of Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the shares of Common Stock may be listed.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a share dividend on its Common Stock or otherwise makes a distribution on any class of capital share that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, or (iv) otherwise conducts a corporate action or transaction to change the number of outstanding shares of Common Stock, including any reorganization, recapitalization, or other transaction similar to (i) through (iii), then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution or the effective date of such subdivision or combination, as applicable.

(b)Subsequent Rights Offerings.

If the Company, at any time while this Warrant is outstanding, shall issue rights, options or warrants to all holders of the Common Stock entitling them to subscribe for or purchase shares of Common Stock (the “Purchase Rights”), then, upon any exercise of this Warrant, the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if the Holder had held the number of Warrant Shares issued upon such exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage.

(c)Pro Rata Distributions.

If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than Common Stock (a “Distribution”), then, upon any exercise of this Warrant, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Warrant Shares issued upon such exercise of this Warrant immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution.

(d)Fundamental Transactions. If, at any time while this Warrant is outstanding  (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the shareholders of the Company as of immediately prior to the transaction own less than a majority of the outstanding shares of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets or a majority of its Common Stock is acquired by a third party, in each case, in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which all or substantially all of the holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property and would result in the shareholders of the Company immediately prior to such tender offer or exchange offer owning less than a majority of the outstanding shares after such tender offer or exchange offer, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”); provided, however, that such limitations on exercise shall continue to apply upon the occurrence of such Fundamental Transaction.  The Company shall not enter into or be party to a Fundamental Transaction without the written consent of Holder.  The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to purchase and/or receive (as the case may be), and the other obligations under this Warrant.  The provisions of this paragraph (d) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction.

(e)Adjustment Upon Issuance of Shares of Common Stock. If, at any time while this Warrant is outstanding (the “Adjustment Period”), the Company issues or sells, or in accordance with this Section 9 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities (as defined below) issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Exercise Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. “Excluded Securities” means any issuance of Common Stock, Options and/or Convertible Securities (i) reserved for issuance under the Company’s equity incentive plans or issued to employees, consultants or service providers as compensation or consideration in the ordinary course of business, (ii) issued pursuant to agreements, Options, Convertible Securities or Adjustment Rights (as defined below) existing as of the date hereof, provided that such agreements, Options, Convertible Securities or Adjustment Rights have not been amended since the Issuance Date to increase the number of such securities or decrease the exercise price, exchange price or conversion price of such securities, and (iii) to which the Holder consents in writing. “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with this Section 9(e)) of Common Stock (other than rights of the type described in Sections 9(a) through (d)) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights). For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and consideration per share under this Section 9(e)), the following shall be applicable:

(i)Issuance of Options. If, during the Adjustment Period, the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option (such shares of Common Stock issuable upon such exercise of any Option or upon conversion, exercise or exchange of any Convertible Securities, the “Convertible Securities Shares”) is less than the Applicable Price, then such Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 9(e)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (A) the sum of (1) the lowest amount of consideration (if any) received or receivable by the Company with respect to any one Convertible Securities Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (2) the lowest exercise price set forth in such Option for which one Convertible Securities Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option, minus (B) the sum of all amounts paid or payable to the holder of such Option (or any other Person), with respect to any one Convertible Securities Share, upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person), with respect to any one Convertible Securities Share. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Convertible Securities Share or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Convertible Securities Share upon conversion, exercise or exchange of such Convertible Securities.

(ii)Issuance of Convertible Securities. If, during the Adjustment Period, the Company in any manner issues or sells any Convertible Securities (other than Excluded Securities) and the lowest price per share for which one Convertible Securities Share is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such Convertible Securities Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 9(e)(ii), the “lowest price per share for which one Convertible Securities Share is issuable upon the conversion, exercise or exchange thereof” shall be equal to (A) the sum of (1) the lowest amount of consideration (if any) received or receivable by the Company with respect to one Convertible Securities Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security and (2) the lowest conversion price set forth in such Convertible Security for which one Convertible Securities Share is issuable upon conversion, exercise or exchange thereof, minus (B) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person), with respect to any one Convertible Securities Share, upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person), with respect to any one Convertible Securities Share. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Convertible Securities Share upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Exercise Price has been or is to be made pursuant to other provisions of this Section 9(e), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii)Change in Option Price or Rate of Conversion. If, during the Adjustment Period, the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 9(e)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Convertible Securities Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 9(e) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv)Calculation of Consideration Received. If, during the Adjustment Period, any Option, Convertible Security, and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (the “Primary Security” and such Option, Convertible Security, and/or Adjustment Right, a “Secondary Security”), together comprising one integrated transaction, the Primary Security issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (A) the aggregate consideration received by the Company to purchase such Primary Security and each such Option, Convertible Security, and/or Adjustment Right (as applicable), minus (B) the product of (1) the sum of the Black Scholes Consideration Value (as defined below) of each such Option, Convertible Security, and/or Adjustment Right (as applicable) on a per Convertible Securities Share basis multiplied by (2) the aggregate number of Convertible Securities Share issued or issuable pursuant to such Option, Convertible Security, and/or Adjustment Right (as applicable).  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such shares of Common Stock, Options or Convertible Securities, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the gross amount of consideration received by the Company therefor.  If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash (for the purpose of determining the consideration paid for such shares of Common Stock, Options or Convertible Securities, but not for the purpose of the calculation of the Black Scholes Consideration Value), the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs (as defined below) of such security for each of the five (5) Business Days immediately preceding the date of receipt.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity (for the purpose of determining the consideration paid for such share of Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value), the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or publicly traded securities (for the purpose of determining the consideration paid for such shares of Common Stock, Options or Convertible Securities, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be determined by the Company and the Holder.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. “Black Scholes Consideration Value” means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the closing bid price of a share of Common Stock on the Business Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Business Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be). “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the three highest closing bid prices and the three lowest closing ask prices of all of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures for a Valuation Event in this Section 9(e)(iv). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(v)Record Date. If, during the Adjustment Period, the Company takes a record of the holders of the Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

Holder's Right of Alternative Conversion Price Following Issuance of Certain Options or Convertible Securities.

In addition to and not in limitation of the other provisions of this Section 9, if, during the Adjustment Period, the Company in any manner issues or sells or enters into any agreement to issue or sell, any share of Common Stock, Options or Convertible Securities other than Excluded Securities (any such securities, “Variable Price Securities”) after the Issuance Date that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for Common Stock pursuant to such Options or Convertible Securities, as applicable, at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations and share dividends) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via facsimile and overnight courier to the Holder on the date of such agreement and/or the issuance of such Convertible Securities or Options, as applicable.  From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Exercise Price upon exercise of this Warrant by designating in the Exercise Notice delivered upon any conversion of this Warrant that solely for purposes of such conversion the Holder is relying on the Variable Price rather than the Exercise Price then in effect.  The Holder’s election to rely on a Variable Price for a particular conversion of this Warrant shall not obligate the Holder to rely on a Variable Price for any future exercise of this Warrant.

(f)Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(g) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of an share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the sale or issuance of any such shares shall be considered an issue or sale of Common Stock.

10. Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds; provided, however, that the Holder may, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise”, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the total number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average of the Closing Sale Prices of a share of Common Stock (as reported by Bloomberg Financial Markets) for the five Trading Days ending on the date immediately preceding the Exercise Date.

B = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of this Warrant, “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the principal securities exchange or trading market for such security, as reported by Bloomberg Financial Markets, or, if such exchange or trading market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC.  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then the Company shall, within two business days submit via facsimile (a) the disputed determination of the Warrant Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten business days from the time it receives the disputed determinations or calculations.  Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.  All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the

Purchase Agreement (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise).

11. Limitations on Exercise.

(a)Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise) (the “Maximum Percentage”). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of an Exercise Notice by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this Section and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this Section.  The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and, except as provided below, shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation; provided, that, if, as of 5:30 p.m., prevailing New York time, on the Expiration Date, the Company has not received written notice that the shares of Common Stock may be issued in compliance with such limitation, the Company’s obligation to issue such shares shall terminate.  This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9 of this Warrant.  By written notice to the Company, the Holder may waive the provisions of this Section but any such waiver will not be effective until the 61st day after such notice is delivered to the Company, nor will any such waiver effect any other Holder. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9 of this Warrant.

(b)Notwithstanding anything herein to the contrary, the total number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant shall be limited to the number of Common Shares equal to 19.99% of the issued and outstanding Common Shares as of the date of this Agreement (the “Maximum Securities”), unless stockholder approval is obtained to issue more than such 19.99%.  The Maximum Securities shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant.  In lieu of any fractional shares which would otherwise be issuable, subject to Section 11, the number of Warrant Shares to be issued shall be rounded up to the next whole number.

13. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be mailed (registered or certified mail, return receipt requested), or personally delivered and shall be deemed given when so delivered or if mailed, two (2) days after such mailing, in each case to the address specified in the Purchase Agreement.

14. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a)The Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 15(a), the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company, contemporaneously with the giving thereof to the shareholders.

(b)Subject to the restrictions on transfer set forth on the first page hereof and in Section 5(c) of the Purchase Agreement, and compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(c)GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY

OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(d) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(f) Except as otherwise set forth herein, prior to exercise of this Warrant, the Holder hereof shall not, by reason of by being a Holder, be entitled to any rights of a shareholder with respect to the Warrant Shares.

(g)This Warrant and the Purchase Agreement supersede all other prior oral or written agreements between the Holder, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein (including any previously executed versions of this Warrant), and this Warrant, the Purchase Agreement and the other Transaction Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Holder makes any representation, warranty, covenant or undertaking with respect to such matters.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

LM FUNDING AMERICA, INC.

By:
Name:	Bruce Rodgers, Esq.
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Investor Warrant]

SCHEDULE 1

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase

Shares of Common Stock under the foregoing Warrant)

To: LM Funding America, Inc.

(1)The undersigned is the Holder of Warrant No. __________ (the “Warrant”) issued by LM Funding America, Inc., a Delaware corporation (the “Company”) and has good and valid title to the Warrant and has not transferred any rights to the Warrant to any other person prior to the date hereof.  Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)The undersigned hereby exercises its right to purchase __________ Warrant Shares pursuant to the Warrant.

(3)The Holder intends that payment of the Exercise Price shall be made as (check one):

 Cash Exercise

 “Cashless Exercise” under Section 10

(4)If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $_______ in immediately available funds to the Company in accordance with the terms of the Warrant.

(5)Pursuant to this Exercise Notice, the Company shall deliver to the Holder _____________ Warrant Shares in accordance with the terms of the Warrant.

(6)By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby, the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be owned under Section 11 of the Warrant to which this notice relates.

 Dated:_______________, _____

Name of Holder:

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

DM_US 153448070-2.096039.0012

SCHEDULE 2

LM FUNDING AMERICA, INC.

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                              (the “Transferee” the right represented by the within Warrant to purchase                  shares of common stock of LM Funding America, Inc. (the “Company”) to which the within Warrant relates and appoints                              attorney to transfer said right on the books of the Company with full power of substitution in the premises. In connection therewith, the undersigned represents, warrants, covenants and agrees to and with the Company that:

(a)

the offer and sale of the Warrant contemplated hereby is being made in compliance with Section 4(1) of the United States Securities Act of 1933, as amended (the “Securities Act”) or another valid exemption from the registration requirements of Section 5 of the Securities Act and in compliance with all applicable securities laws of the states of the United States;

(b)

the undersigned has not offered to sell the Warrant by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

(c)

the undersigned has read the Transferee’s investment letter included herewith, and to its actual knowledge, the statements made therein are true and correct and the Transferee is an “accredited investor” as that term is defined in Regulation D; and

(d)

the undersigned understands that the Company may condition the transfer of the Warrant contemplated hereby upon the delivery to the Company by the undersigned or the Transferee, as the case may be, of a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable securities laws of the states of the United States.

Dated: ,
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

DM_US 153448070-2.096039.0012